# EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 1st day of December, 2009 (the "Signing Date"), by and between Emtec, Inc., a Delaware corporation (the "Company") and Samir Bhatt (the "Executive").

## WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and intending to be legally bound, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Employment; Position and Responsibilities; Term.

(a) During the Agreement Term (as defined below), and subject to the terms of this Agreement, the Executive shall be employed by the Company and shall occupy the position of Vice President of Finance. The Executive agrees to serve in such position or in such other executive offices or positions with the Company or a Subsidiary (as defined below), as shall from time to time be determined by the Company's Chief Financial Offcier, the Executive Vice President of Business Planning and Analysis, Human Resources and Corporate Development or Executive Management Team (the "EMT"). The Executive represents that his employment with the Company does not violate any other agreement to which he is a party.

(b) During the Agreement Term, the Executive shall report solely and directly to the Company's Chief Financial Offcier ("CFO") and the Executive Vice President of Business Planning and Analysis, Human Resources and Corporate Development ("EVP- P&A") or their designee.

(c) During the Agreement Term, while employed by the Company, the Executive shall devote his full time and best efforts to the business of the Company and shall perform all duties and services for and on behalf of the Company as shall be reasonably requested by the CFO, EVP-P&A or the EMT, in their absolute discretion. The Executive's duties may include providing executive services for both the Company and the Subsidiaries, as determined by the CFO, EVP-P&A or the EMT.

(d) The term of employment under this Agreement will commence on (the "Effective Date"), and shall terminate two years from that date (the "Agreement Term"); provided, however, that the Agreement Term shall be automatically extended for successive one-year periods commencing on the two year anniversary of the effective date and each subsequent anniversary thereafter unless not later than 90 days before the expiration of the Agreement Term either party shall provide written notice to the other party of its intent not to renew the Agreement Term. If the Executive's employment with the Company is terminated as a result of the Company's failure to renew the Agreement Term, such termination shall be deemed to be a Termination without Cause (as defined below) for the purposes of this Agreement.

(e) For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1(e):

(i) "Change in Control" shall mean:

(1) the acquisition after the Effective Date by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the total voting power of the voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition, directly or indirectly by or from the Company or any Subsidiary, by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or by the Executive (whether directly or indirectly), (B) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, (C) any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) who, as of the Effective Date, beneficially owns 20% or more of the Voting Securities or (D) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition of the Voting Securities;

(2) the consummation after the Effective Date of (A) a complete liquidation or substantial dissolution of the Company or (B) the sale or other disposition, during any 12-month period ending on the date of the most recent sale or disposition, of assets of the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately before such sale or disposition, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

(3) the occurrence of a merger, reorganization or consolidation, other than a merger, reorganization or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such merger, reorganization or consolidation, of the common stock of the Company ("Common Stock") and the Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation

resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities.

Notwithstanding the foregoing, a "Change in Control" shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with, or is wholly or partially controlled by, one or more executive officers of the Company and in which the Executive participates (whether directly or indirectly).

(ii) "Good Reason" shall mean, following the occurrence of a Change in Control, a material reduction by the Company in the Executive's Base Salary (as defined below) from the rate in effect immediately prior to such Change in Control.

(iii) Subsidiary" shall mean any corporation, partnership, joint venture or other entity during any period in which at least a 50% interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

2. Compensation and Other Benefits.

(a) Base Salary. During the Agreement Term, the Executive shall receive an annual base salary ("Base Salary"), payable in accordance with the Company's normal payroll practices, of $173,000. The Base Salary may be increased by the Company's Chief Financial Officer or the Company's Compensation Committee, in his or its discretion. Notwithstanding the foregoing, the Company may reduce the Executive's Base Salary if such reduction is in connection with an across-the board salary reduction applicable to other senior Company executives, and such reduction will be in the same proportion as such other senior Company executives' reduction. Any such reduction shall not constitute Good Reason.

(b) Bonus. In respect of each fiscal year ending during the Agreement Term, the Executive shall participate in the Company's bonus program representing up to thirty percent (30%) of base wage based on meeting a defined set of Management Based Objectives which shall be set at the beginning of each fiscal year and reviewed semi-annually

(c) Equity. Within a reasonable period of time following the Signing Date, the Company shall grant to the Executive under the Company's 2006 Stock-Based Incentive Compensation Plan (the "Plan") 70,000 shares of restricted stock, which restricted stock shall vest in equal annual installments on each of the first four anniversaries of the Effective Date, provided that the Executive remains employed by the Company on such vesting date. The equity grant described in the preceding sentence shall be subject to the terms and conditions of the Plan and such other terms and conditions as determined by the Company and set forth in the award agreement evidencing such grant.

(d) Employee Benefits. During the Agreement Term, the Executive shall be entitled to participate on the same basis as the other executive employees of the Company, in any pension, retirement, savings, medical, disability or other welfare benefit plans maintained by the Company from time to time and in accordance with the terms thereof.

(e) Car Allowance: The Executive will receive an annual car allowance of $15,000 per year which will be paid on a monthly basis of $1,250 per month so long as the Executive's main place of work as determined by the Company is located in Springfield, New Jersey or any office location within 20 miles of Springfield, New Jersey.

(f) Masters Degree. The Company shall reimburse the Executive for costs surrounding participation in a Masters degree in a discipline which improves upon the Executive's skills in a management role with the Company as mutually agreed upon by the Company. The degree cannot qualify the Executive for a new career and is not being required by the Company in order for the Executive to maintain the Executive's position in accordance with this agreement. Should the Executive voluntarily terminate the his employment with the Company within 2 years of the date of end of the term of this agreement or any extension the Executive shall reimburse the Company in the amount of any payments made for the costs of the education as indicated by this paragraph.

(g) Expense Reimbursement. During the Agreement Term, the Company shall reimburse the Executive for all out-of-pocket travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder, upon submission of appropriate evidence, in accordance with the Company's policy, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's business travel and expense reimbursement policy as in effect from time to time.

(h) Vacation. During the Agreement Term, Executive shall be entitled to five weeks of paid vacation on an annualized basis unless the Chief Financial Officer of the Company approves additional vacation (with any unused vacation time to be carried over to the next annual period in accordance with Company policy). Vacation shall be prorated for part of a year worked. Such vacation shall be taken at such times as shall be approved by the Company, in the reasonable exercise of its discretion.

3. Termination of Employment. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without breach of this Agreement only as provided in this Section 3.

(a) Termination Due to Disability. The Executive's employment hereunder may be terminated by the Company in the event of the Executive's Disability (as defined below). For purposes of this Agreement, "Disability" shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The determination of the Executive's Disability shall (i) be made by an independent physician selected by the Company and the Executive (provided that if the Executive and the Company cannot agree as to such an independent physician, each shall appoint one physician and those two physicians shall appoint a third physician who shall make such determination), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent

medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(b) Termination Due to Death. The Executive's employment hereunder shall terminate upon the Executive's death.

(c) Termination by the Company for Cause. The Company may immediately terminate the Executive's employment hereunder at any time for Cause (as defined below). "Cause" shall mean (i) the continued failure of the Executive substantially to perform his material duties hereunder or his gross negligent or continued negligent performance of such duties (other than any such failure due to the Executive's physical or mental illness), (ii) the Executive having engaged in misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Subsidiaries, (iii) a material violation by the Executive of a Company policy, (iv) the breach by the Executive of any of his material obligations hereunder or under any other written agreement or covenant with the Company or any of its Subsidiaries, (v) a material failure by the Executive to timely comply with a lawful direction or instruction given to him by the Board, or the Company's Chief Financial Officer, (vi) the Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude (or comparable crime in any jurisdiction that uses a different nomenclature), including any offense involving dishonesty as such dishonesty relates to the Company's assets or business or the theft of Company property and (vii) the Executive's insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing the Executive's duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of the Executive to perform the same. In the event of litigation concerning the Company's termination of Executive for Cause, the Company shall prove that it terminated the Executive for Cause by a standard of clear and convincing evidence. In the case of a termination for Cause as described in clauses (i), (ii), (iii), (iv) and (v) of this Section, the Board or the Company's Chief Executive Officer, as applicable, shall give the Executive written notice of its or his intention to terminate him for Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have ten (10) days, after receiving such special notice, to cure such grounds. If he fails to cure such grounds to the Board's reasonable satisfaction (with cure including, as applicable, a cessation of any objectionable act or omission), the Executive shall thereupon be terminated for Cause.

(d) Termination by Company Without Cause. The Company may terminate the Executive's employment hereunder at any time Without Cause (as defined below) by giving the Executive prior written Notice of Termination (as defined below), which notice shall be effective immediately, or at such later time as specified in such notice. A termination "Without Cause" shall mean a termination of the Executive's employment by the Company other than as a result of his Disability or for Cause. Notwithstanding the foregoing provisions of this Section 3(d), if the Executive's employment is terminated by the Company in accordance with this Section 3(d) and, within sixty days thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive's employment for Cause in accordance with Section 3(c), the Executive's employment will be deemed to have been terminated for Cause in accordance with Paragraph 3(c).

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment under this Agreement for Good Reason by providing the Company with a Notice of Termination specifying the actions giving rise to Good Reason within 30 days after the occurrence of such actions; provided, however, that the Company shall have a period of 30 days following receipt of such Notice of Termination to cure such actions.

(f) Voluntary Termination by the Executive Without Good Reason. The Executive may voluntarily terminate his employment hereunder without Good Reason at any time by giving the Company prior written Notice of Termination at least 90 days prior to such termination; provided that the Board may, in its sole discretion, terminate the Executive's employment hereunder prior to the expiration of the 90-day notice period; further provided, that, for all purposes of this Agreement, such termination shall be deemed a voluntary termination of employment by the Executive without Good Reason. In such event and upon the expiration of such 90-day period (or such shorter time as the Board in its sole discretion may determine), the Executive's employment hereunder shall immediately and automatically terminate.

(g) Notice of Termination. Any termination of the Executive's employment by Company or the Executive, other than a termination due to the Executive's death, shall be communicated by a written Notice of Termination addressed to the appropriate party. A "Notice of Termination" shall mean a notice that indicates the Date of Termination (as defined below), which shall not be earlier than the date on which the notice is provided, which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(h) For purposes of this Agreement, the "Date of Termination" is the last day that the Executive is employed by the Company, provided the Executive's employment is terminated in accordance with the foregoing provisions of this Section 3

(i) Resignation upon Termination. As of the Date of Termination, the Executive shall resign, in writing, from all positions then held by him with the Company and its Subsidiaries.

(j) Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company may relieve the Executive of his responsibilities and require the Executive to immediately cease all professional activity on behalf of the Company. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Company to terminate the Executive's employment for Cause, the Board may relieve the Executive of his responsibilities during the pendency of such investigation.

4. Payments Upon Certain Terminations.

(a) General. If, during the Agreement Term, the Executive's employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive the following:

(i) any earned or accrued but unpaid Base Salary through the Date of Termination (including, except in the case of a termination for Cause, with respect to unused vacation time); and

(ii) all amounts payable and vested benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which the Executive was a participant during his employment with Company in accordance with the terms thereof; provided that the foregoing shall not be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive's Date of Termination except as otherwise expressly provided in this Agreement or required by law.

(b) Termination Without Cause; Termination for Good Reason. If, during the Agreement Term, the Company terminates the Executive's employment Without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive, in addition to the payments and benefits described in Section 4(a)(i) and Section 4(a)(ii) above, (a) any earned but unpaid Bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and (b) provided Executive executes, delivers and does not revoke a general release of all claims in form and substance satisfactory to the Company, the Executive Base Salary, at the rate in effect hereunder immediately prior to the Date of Termination, which shall be payable in installments on the Company's regular payroll dates, until 9 months following the Date of Termination and (3) immediate 100% vesting of any stock options, restricted stock and other equity-based awards held by Executive as of the Signing Date including the restricted stock granted to him under this Agreement), with Executive afforded the full term set forth in the applicable stock option agreement(s) to exercise such stock options (notwithstanding any provision in such stock option agreement(s) to the contrary).

(c) Termination Due to Death or Disability. If, during the Agreement Term, the Executive dies or the Company terminates the Executive's employment hereunder due to his Disability, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive, in addition to the payments and benefits described in Section 4(a)(i) and Section 4(a)(ii) above, (A) any earned but unpaid Bonus with respect to any fiscal year of the Company ending prior to the Date of Termination, (B) a pro-rata Bonus payment for the fiscal year of the Executive's death or Disability, equal to the Bonus that the Executive would have been entitled to if he had remained employed by the Company at the end of such fiscal year multiplied by a fraction, the numerator of which is the number of days transpired in the fiscal year up to and including the Date of Termination, and the denominator of which is 365, which pro-rata Bonus shall be payable at the time provided in Section 2(b).

(d) No Other Obligations. If the Executive's Date of Termination occurs during the Agreement Term under any circumstances described in Section 3, the Company shall have no obligation to make payments under the Agreement for periods after the Executive's Date of Termination other than those payments in accordance with Sections 4(a), 4(b) and 4(c) above.

(e) Payment. Except as otherwise provided in this Agreement, any payments to which the Executive is entitled under Sections 4(a), 4(b) and 4(c) shall be made as soon as

administratively feasible following the Date of Termination and in no event later than 90 days following the Date of Termination.

(f) Certain Terminations in Connection with a Change in Control. Notwithstanding anything contained in this Agreement to the contrary if, in connection with a Change in Control described in Section 1(e)(i)(2)(B) (an "Asset Sale"), the Executive is offered employment with the acquirer of the Company's assets (or any of its affiliates) on terms and conditions (including the location of the Executive's principal place of employment) no less favorable (in the aggregate) than those in effect immediately prior to such Asset Sale, then the Executive shall not be entitled to any of the payments or benefits described in Section 4(b) upon his termination of employment with the Company in connection with such Asset Sale.

(g) Treatment of Unvested Equity Upon a Change in Control. In the event of a Change in Control, unvested stock options, unvested restricted stock and other unvested equity-based awards then held by the Executive shall become fully vested and exercisable, notwithstanding any provision in the applicable award agreements to the contrary (the "Unvested Equity"). Notwithstanding the foregoing or any provision of an award agreement relating to Unvested Equity to the contrary, in the event that the Company's Chief Financial Officer or the EMT request that the Executive provide transition services to the Company (or its acquiror) following such Change in Control, the Unvested Equity shall not vest and shall instead be converted into the form of consideration received by the Company's other stockholders in such Change in Control and shall be held in escrow (such amounts held in escrow, the "Escrow Benefits"). The Escrow Benefits shall be released to the Executive free from restrictions upon the earlier of the six month anniversary of such Change in Control or the Executive's Date of Termination following the completion of such transition services (the earlier being the "Payment Date"). Notwithstanding the foregoing, if the Executive resigns or is terminated for Cause, in either case, prior to the Payment Date, the Escrow Benefits shall be forfeited.

5. Duties on Termination. Subject to the terms and conditions of this Agreement, to the extent that there is a period of time elapsing between the date of delivery of a Notice of Termination, and the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement during such period, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this Section 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

6. Restrictive Covenants.

(a) Noncompetition.

(i) During the Agreement Term, and for the nine (9) month period immediately following the Executive's termination of employment with the Company (the "Restrictive Period"):

(1) The Executive shall not, without the express written consent of the Board, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (as defined below) if: (A) such services are to be provided with respect to any location in which the Company or a Subsidiary does business, or with respect to any location in which the Company or a Subsidiary has devoted material resources to doing business; or (B) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Subsidiaries to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.

(2) The Executive shall not, without the express written consent of the Board, directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange or included in the NASDAQ System).

(3) The Executive shall not, without the express written consent of the Board, solicit or attempt to solicit any person or entity who is then or, during the nine-month period prior to such solicitation or attempt by the Executive, was (or was solicited to become) a customer or supplier of the Company or a Subsidiary, or a user of the services provided by the Company or a Subsidiary.

(4) The Executive shall not without the express written consent of the Board, solicit, entice, persuade, induce or hire any individual who is employed by the Company or any Subsidiary (or was so employed within 90 days prior to the Executive's action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any Subsidiary, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(ii) The term "Competitor" means any enterprise (including a person, entity, firm or business, whether or not incorporated) during any period in which it is engaged in or aiding others to conduct business that engages in, a line of business that the Company or its Subsidiaries engages in or has made plans to engage in during the Agreement Term, or within the prior 12 months was engaged in, or otherwise competes, directly or indirectly, with the Company or any of its Subsidiaries (a "Restricted Business"). A Restricted Business includes, without limitation: Information Technology Hardware or Software Distributors, and Information Technology Staffing or Consulting Companies

(b) Non-Disparagement. The Executive and the Company agree that each will not make any false, defamatory or disparaging statements about the other, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause

material damage to the Executive, the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries.

(c) Confidential Information.

(i) The Executive agrees that, during the Agreement Term and at all times thereafter, he will (1) keep secret all Confidential Information (as defined below) and Intellectual Property (as defined below) which may be obtained during his employment by the Company and (2) not reveal or disclose any Confidential Information or Intellectual Property, directly or indirectly, except with the Company's prior written consent. The Executive shall not make use of the Confidential Information or the Intellectual Property for the Executive's own purposes or for the benefit of anyone other than the Company and shall protect the Confidential Information and the Intellectual Property against disclosure, misuse, espionage, loss and theft.

(ii) The Executive acknowledges and agrees that all Intellectual Property is and shall be owned by the Company. The Executive hereby assigns and shall assign to the Company all ownership rights possessed in any Intellectual Property contributed, conceived or made by the Executive (whether alone or jointly with others) while employed by the Company, whether or not during work hours. The Executive shall promptly and fully disclose to the Company in writing all such Intellectual Property after such contribution, conception or other development. The Executive agrees to fully cooperate with the Company, at the Company's expense, in securing, enforcing and otherwise protecting throughout the world the Company's interests in such Intellectual Property, including, without limitation, by signing all documents reasonably requested by the Company.

(iii) Immediately following the Date of Termination, upon written request, the Executive agrees to promptly deliver to the Company all memoranda, notes, manuals, lab notebooks, computer diskettes, passwords, encryption keys, electronic mail and other written or electronic records (and all copies thereof) constituting or relating to Confidential Information or Intellectual Property that the Executive may then possess or have control over. The Executive shall provide written certification that all such materials have been returned.

(iv) For purposes of this Agreement, the following terms shall be defined as set forth below:

(1) "Confidential Information" shall mean all information, in any form or medium, that relates to the business, suppliers and prospective suppliers, existing and potential creditors and financial backers, marketing, costs, prices, products, processes, services, methods, computer programs and systems, personnel, customers, potential customers, research or development of the Company and the Subsidiaries and all other information related to the Company and the Subsidiaries which is not readily available to the public. Confidential Information shall include any of the foregoing information that is created or developed by the Executive during his employment by the Company.

(2) "Intellectual Property" shall mean, with respect to the following which are created or existing during the period of the Executive's employment by the Company, any: (A) idea, know-how, invention, discovery, design, development, software, device,

technique, method or process (whether or not patentable or reduced to practice or including Confidential Information) and related patents and patent applications and reissues, re-examinations, renewals, continuations-in-part, continuations, and divisions thereof; (B) copyrightable and mask work (whether or not including Confidential Information) and related registrations and applications for registration; (C) trademarks, trade secrets and other proprietary rights; and (D) improvements, updates and modifications of the foregoing made from time to time. Intellectual Property shall include any of the foregoing that is created or developed by the Executive during his employment by the Company.

(d) Duty of Loyalty to the Company. Nothing in this Section 6 shall be construed as limiting the Executive's duty of loyalty to the Company, or any other duty otherwise owed to the Company, while the Executive is employed by the Company.

7. Assistance with Claims. The Executive agrees that, during the Agreement Term, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company upon becoming aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. To the extent permitted by law, the Executive also agrees to promptly inform the Company upon being asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation.

8. Disclosure of Agreement. The Executive shall provide each of his subsequent employers during the one-year period following his termination of employment with the Company with a copy of the restrictive covenants set forth in Section 6 of this Agreement in order to allow such subsequent employers to avoid inadvertently causing the violation of such covenants. The Executive shall advise the Company of the identity of each of his subsequent employers during the one-year period following his termination of employment with the Company.

9. Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Etc.

(a) Injunctive Relief. The Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond

unless required by applicable law) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company shall be entitled to collect from the Executive any costs of obtaining injunctive relief, including, without limitation, attorneys' fees.

(b) Blue Pencil. In the event any term of Section 6 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its duration or geographic scope, or by reason of it being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) Certain Acknowledgements. The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its Subsidiaries and that (i) in the course of his employment with the Company, the Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Subsidiaries in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Subsidiaries; (ii) the covenants and restrictions contained in Section 6 are intended to protect the legitimate interests of the Company and its Subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; (iii) the Executive desires and agrees to be bound by such covenants and restrictions; and (iv) the compensation to be provided to the Executive are adequate consideration for the restrictive covenants provided in Section 6.

10. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive without the prior written consent of the Company. This Agreement shall be assignable by the Company without the consent of the Executive.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter hereof and supercedes all prior and contemporaneous correspondence and proposals (including but not limited to summaries of proposed terms and term sheets) and all prior and contemporaneous promises, representations, understandings, arrangements and agreements, if any, concerning such subject matter (including but not limited to those made to or with the Executive by any other person); provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material,

business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Subsidiaries.

(c) Applicable Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the conflict of laws rules of any state.

(d) Consent to Jurisdiction; Waiver of Jury Trial; Attorneys Fees.

(i) Consent to Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(k) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10(d)(ii).

(e) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(f) Key Man Insurance. The Executive acknowledges that the Company may purchase "key man" insurance on his life and hereby agrees to cooperate with the Company in obtaining such insurance, including without limitation, submitting to such medical examinations as may be required promptly upon request by the Company.

(g) Amendments. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing. So long as the Executive lives, no person, other than the parties hereto (and the Company's successors and assigns), shall have any rights under or interest in this Agreement or the subject matter hereof.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(i) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(j) Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall not survive the termination of the Executive's employment with the Company.

(k) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(ii) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(iii) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Emtec, Inc.
11 Diamond Road
Springfield, NJ 07081
Facsimile number: 973-376-8846

or to the Executive:

at the address in the Company's records.

All notices to the Company shall be directed to the attention of Secretary of the Company . Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

(l) Code Section 409A Compliance. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a "specified employee" within the meaning of Section 409A of the Code and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after the Executive's "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Executive's separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment, without interest, on the earlier of (i) the first business day of the seventh month following the Executive's separation from service or (ii) the $10^{th}$ business day following the Executive's death. If the Executive's termination of employment hereunder does not constitute a "separation from service" within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive's employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a "separation from service" within the meaning of Code Section 409A. In addition, the Executive's right to reimbursement under this Agreement may not be liquidated or exchanged for any other benefit and no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.

(m) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and the Executive has hereunto set his hand, in each case effective as of the date first above written.

EMTEC, INC.

By: ______________________
Name: Gregory P. Chandler
Title: Chief Financial Officer

EXECUTIVE

______________________
Samir Bhatt

1148910.3.ADMINISTRATION